UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 27, 2007
COUNTRYWIDE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8422	13-2641992
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4500 Park Granada, Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (818) 225-3000
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) Compensatory Arrangement of Certain Officer
     On March 27, 2007, Countrywide Financial Corporation (the “Company”) and David Sambol entered into an employment agreement (the “Employment Agreement”), which provides that Mr. Sambol will be employed as the Company’s President and Chief Operating Officer and as Chairman and Chief Executive Officer of Countrywide Home Loans, Inc., the Company’s principal subsidiary, from January 1, 2007 through December 31, 2009.
     Pursuant to the terms of the Employment Agreement, Mr. Sambol will receive the compensation and benefits described below. Mr. Sambol will receive a base salary at an annual rate of $1,400,000, and will be eligible for an annual incentive compensation award opportunity with a targeted value of $3,870,000 and a maximum value of $6,250,000. Mr. Sambol’s base salary shall be reviewed annually and may be increased at the discretion of the Compensation Committee of the Board of Directors. Mr. Sambol’s annual incentive bonus will become earned and payable based on the Company’s return on equity and net income, and the annual bonus for each year will only become payable if the Company’s return on equity exceeds a threshold performance level. Mr. Sambol will also receive an annual equity-based award with a grant date value of no less than $9,000,000. The annual equity award will consist of performance-based restricted stock units and stock appreciation rights. Each year’s grant of performance-based restricted stock units will become vested in three equal annual installments, but each installment will only become vested if the Company achieves a return on equity of 12% or greater and Mr. Sambol remains continuously employed through December 31 of the applicable year. Each year’s grant of stock appreciation rights will also become vested in three equal annual installments, subject to Mr. Sambol’s continued employment through each vesting date. Mr. Sambol will receive a separate one-time promotion bonus of cash in the amount of $2,625,000 to be paid within thirty days of execution of the Employment Agreement. Mr. Sambol is also eligible to participate in the plans and programs that the Company offers to its other executive officers. Any payments of base salary or annual bonus to Mr. Sambol that would not be deductible by the Company because of limits under the Internal Revenue Code will be deferred until these payments can be made in a fully deductible manner.
     Depending on the circumstances of Mr. Sambol’s termination of employment with the Company, he may be entitled to certain severance and other termination benefits. If Mr. Sambol’s employment is terminated because of his “disability” (as defined in the Employment Agreement), he will continue to receive one-half of his then applicable base salary and health and life insurance benefits until the first to occur of Mr. Sambol’s death or the fifth anniversary of notice of termination due to disability; however, the amount of these payments of base salary will be offset by any cash benefits he may receive under the Company’s disability plans and its defined-benefit pension plan. In addition, all unvested equity incentive compensation awards held by Mr. Sambol will become fully vested. If Mr. Sambol’s employment is terminated because of his death, his beneficiary will continue to receive Mr. Sambol’s then applicable base salary for a period of 12 months, all equity incentive compensation awards held by Mr. Sambol will become immediately fully vested and the Company will pay the cost of providing certain health benefits to Mr. Sambol’s dependents for up to 12 months. If Mr. Sambol’s employment is terminated without “cause” (as defined in the Employment Agreement), he will be entitled to receive for two years (i) payment of his then applicable annual base salary; (ii) an amount equal to the average of his prior two years’ annual cash bonuses; (iii) life and health insurance benefits; and (iv) immediate vesting of all equity incentive compensation awards held by Mr. Sambol. If the termination occurs for “good reason” (as defined in the Employment Agreement), Mr. Sambol will be entitled to receive immediate vesting of all equity incentive compensation awards held by Mr. Sambol. If the termination occurs without “cause” or for “good reason” in connection with a “change in control” (as defined in the Employment Agreement), Mr. Sambol will be entitled to receive an amount in cash equal to three times the sum of (i) Mr. Sambol’s then applicable annual base salary and (ii) the greater of (x) the average of his annual bonus for the two calendar years preceding the year in which termination occurs and (y) the bonus and/or incentive award paid for the fiscal year immediately preceding the date of the change in control; (ii) life and health insurance benefits for three years; and (iii) immediate vesting of all equity incentive compensation awards held by Mr. Sambol. Mr. Sambol is entitled to receive a “gross-up” payment intended to make him whole, on an after-tax basis, for payments of excise taxes that may be payable in the event of a change in control.

     If the Company has not offered Mr. Sambol a new employment agreement on the same or more favorable terms as the Employment Agreement at least 90 days before December 31, 2009 and he ceases to be employed by the Company on December 31, 2009, all of Mr. Sambol’s non-vested equity incentive compensation awards held by him shall become immediately vested and the Company may award severance as determined by the Company in its sole discretion. Mr. Sambol shall also be entitled to receive his annual incentive award for the last year of service.
     The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits.
10.1	Employment Agreement dated January 1, 2007 by and between Countrywide Financial Corporation and David Sambol.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUNTRYWIDE FINANCIAL CORPORATION
Dated: March 28, 2007	/s/ Marshall M. Gates
	Name:	Marshall M. Gates
	Title:	Senior Managing Director and Chief Administrative Officer

EXHIBIT INDEX

Exhibit
No.
10.1	Employment Agreement dated January 1, 2007 by and between Countrywide Financial Corporation and David Sambol

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